Exhibit 99.1
BEACON REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
•Record fourth quarter and full year net sales, net income and Adjusted EBITDA
•Achieved strong net income margin and double-digit Adjusted EBITDA margin for the second consecutive calendar year
•Ambition 2025 initiatives provided significant contribution to results, with improvements from the bottom quintile branch initiative, accelerated greenfield investments, and M&A
•Methodical and targeted inventory reduction efforts since the second quarter yielded strong fourth quarter cash generation and provided capacity to invest
•Coastal acquisition substantially enhances Beacon value proposition to roofing, waterproofing and restoration contractors with nationwide specialty waterproofing footprint
HERNDON, VA.—(BUSINESS WIRE)— February 23, 2023 — Beacon (Nasdaq: BECN) (the “Company”, “we”, “our”) announced results today for the fourth quarter and full year ended December 31, 2022 (“2022”).
“We finished the year with strong results including the highest fourth quarter and full year sales, net income and Adjusted EBITDA in Beacon’s history,” said Julian Francis, Beacon’s President & CEO. “In 2022, our 7,000+ team members set financial records by executing against our plan, delivering high caliber service to our customers and progressing on our Ambition 2025 strategy to fully unlock Beacon’s potential. We ramped up growth investments, with 22 acquired branches during the year including our fourth quarter acquisition of Coastal, which substantially expanded our waterproofing and restoration offerings to our customers. We also accelerated greenfield investments, adding 16 locations during the year in key markets creating capacity and expanding our branch footprint. I am pleased to report that we finished the year with strong cash generation and enter 2023 with ample capacity to deploy capital to both growth initiatives and shareholder returns. Looking forward, I am confident that we have the right leadership and values-driven culture to deliver on our multi-year strategic roadmap to help our customers build more.”
Fourth Quarter and Full Year Financial Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
(Unaudited; $ in millions, except per share amounts)
Net sales	$1,969.4	$1,754.9	$8,429.7	$6,820.4
Gross profit	$515.6	$461.6	$2,235.5	$1,819.6
Gross margin %	26.2%	26.3%	26.5%	26.7%

Operating expense	$389.3	$355.2	$1,532.1	$1,351.5
% of net sales	19.8%	20.2%	18.2%	19.8%
Adjusted Operating Expense[1]	$364.3	$306.4	$1,430.8	$1,213.9
% of net sales[1]	18.5%	17.5%	17.0%	17.8%

Net income (loss) from continuing operations	$73.3	$68.1	$458.4	$241.9
% of net sales	3.7%	3.9%	5.4%	3.5%
Adjusted Net Income (Loss)[1]	$93.2	$105.3	$537.9	$394.4
% of net sales[1]	4.7%	6.0%	6.4%	5.8%
Adjusted EBITDA[1]	$178.5	$174.1	$910.0	$685.9
% of net sales[1]	9.1%	9.9%	10.8%	10.1%

Net income (loss) from continuing operations per share — diluted ("EPS")	$0.88	$0.76	$5.55	$2.69

1.Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

References below to “prior year” and “2021” refer to the three or twelve months ended December 31, 2021, as applicable.
Fourth Quarter
Net sales increased 12.2% (14.1% on a per-day basis) compared to the prior year to $1.97 billion, a Company record for fourth quarter net sales. Fourth quarter sales increased compared to the prior year period driven by the successful implementation of price increases. Weighted-average selling price increased approximately 17-18% and estimated volumes decreased approximately 6-7% (4-5% on a per-day basis).
Residential roofing product sales increased 5.1% (6.9% on a per-day basis), non-residential roofing product sales increased 25.2% (27.1% on a per-day basis), and complementary product sales increased 14.0% (15.9% on a per-day basis) compared to the prior year. The three-month periods ended December 31, 2022 and 2021 had 61 and 62 business days, respectively.
Gross margin decreased to 26.2%, from 26.3% in the prior year, as higher average selling prices for our products were largely offset by higher product cost, combined with increased non-residential product sales mix. The increase in operating expense and Adjusted Operating Expense in 2022 was due to increases in payroll and benefit costs and stock-based compensation, primarily due to increased headcount to support new and acquired branches, as well as inflation and higher incentive compensation. Operating expense as a percent of sales was lower in the fourth quarter of 2022, driven by the positive impact from net sales growth combined with the loss on sale of Solar Products in the prior year period. Adjusted Operating expense as a percent of sales was higher as the positive impacts from net sales were more than offset by higher payroll and benefit costs and selling costs.
Net income (loss) from continuing operations was $73.3 million, compared to $68.1 million in the prior year. Adjusted EBITDA was $178.5 million, compared to $174.1 million in the prior year. EPS was $0.88, compared to $0.76 in the prior year. Improvements in fourth quarter results compared to the prior year period were driven primarily by higher net sales and a reduction in the number of shares outstanding.
Year ended December 31, 2022
Net sales increased 23.6% compared to the prior year to $8.43 billion, a Company record. 2022 net sales increased across all three lines of business versus the prior year period, driven largely by the successful implementation of price increases and higher demand for our products. Weighted-average selling price increased approximately 20-21% and estimated volumes increased approximately 1-2%.
Residential roofing product sales increased 17.5%, non-residential roofing product sales increased 41.6%, and complementary product sales increased 17.3% compared to the prior year. The years ended December 31, 2022 and 2021 had 252 and 253 business days, respectively.
Gross margin decreased to 26.5%, from 26.7% in the prior year as price-cost improvement was more than offset by a higher non-residential product sales mix. The increase in operating expense and Adjusted Operating Expense in 2022 was primarily due to increases in payroll and benefit costs, selling costs and general and administrative expenses combined with the effect of acquired branches. Both operating expense as a percent of sales and Adjusted Operating Expense as a percent of sales were lower in 2022, driven by the positive impact from net sales growth.
Net income (loss) from continuing operations was $458.4 million, compared to $241.9 million in the prior year. 2021 results include a loss on debt extinguishment of $60.2 million. Adjusted EBITDA was $910.0 million, compared to $685.9 million in the prior year. EPS was $5.55, compared to $2.69 in the prior year. The improvement compared to the prior year period was largely driven by higher net sales and a reduction in the number of shares outstanding.
In February 2022, Beacon announced the authorization of a share repurchase program, pursuant to which the Company may purchase up to $500 million of its common stock. In 2022, the Company repurchased and retired $388 million of its common stock through a combination of open market repurchases and two previously announced accelerated share repurchase ("ASR") agreements, both of which concluded during 2022. As a result, shares of common stock outstanding decreased to 64.2 million as of December 31, 2022, from 70.4 million as of December 31, 2021.
To calculate approximate weighted average selling price and product cost changes, we review organic U.S. warehouse sales of the same items sold regionally period over period and normalize the data for non-representative outliers. To calculate estimated volumes, we subtract the change in weighted average selling price, as described above, from the total changes in sales, excluding acquisitions and dispositions. As a result, and especially in high inflationary periods, the weighted average selling price and estimated volume changes may not be directly comparable to changes reported in prior periods.
Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

Earnings Call
The Company will host a conference call and webcast today at 5:00 p.m. ET to discuss these results. Details for the earnings release event are as follows:

What:	Beacon Fourth Quarter and Full Year 2022 Earnings Call
When:	Thursday, February 23, 2023
Time:	5:00 p.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations
Upon registration, participants will receive an email containing event details and unique access codes. To ensure timely access, participants should register for the earnings call at least 10 minutes before the 5:00 p.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call.
Forward-Looking Statements
This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company’s Form 10-K for the fiscal year ended September 30, 2021 and subsequent filings with the U.S. Securities and Exchange Commission. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.
About Beacon
Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of building products, including roofing materials and complementary products, such as siding and waterproofing. The Company operates over 480 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2022	% of Net Sales	2021	% of Net Sales	2022	% of Net Sales	2021	% of Net Sales
	(Unaudited)						(Unaudited)
Net sales	$1,969.4	100.0%	$1,754.9	100.0%	$8,429.7	100.0%	$6,820.4	100.0%
Cost of products sold	1,453.8	73.8%	1,293.3	73.7%	6,194.2	73.5%	5,000.8	73.3%
Gross profit	515.6	26.2%	461.6	26.3%	2,235.5	26.5%	1,819.6	26.7%
Operating expense:
Selling, general and administrative	350.3	17.8%	294.2	16.7%	1,372.9	16.3%	1,167.7	17.1%
Depreciation	19.7	1.0%	16.5	0.9%	75.1	0.9%	61.5	0.9%
Amortization	19.3	1.0%	22.2	1.3%	84.1	1.0%	100.0	1.5%
Loss on sale of business	—	0.0%	22.3	1.3%	—	0.0%	22.3	0.3%
Total operating expense	389.3	19.8%	355.2	20.2%	1,532.1	18.2%	1,351.5	19.8%
Income (loss) from operations	126.3	6.4%	106.4	6.1%	703.4	8.3%	468.1	6.9%
Interest expense, financing costs and other	25.4	1.3%	17.4	1.0%	83.7	1.0%	85.5	1.3%
Loss on debt extinguishment	—	0.0%	—	0.0%	—	0.0%	60.2	0.9%
Income (loss) from continuing operations before income taxes	100.9	5.1%	89.0	5.1%	619.7	7.3%	322.4	4.7%
Provision for (benefit from) income taxes	27.6	1.4%	20.9	1.2%	161.3	1.9%	80.5	1.2%
Net income (loss) from continuing operations	73.3	3.7%	68.1	3.9%	458.4	5.4%	241.9	3.5%
Net income (loss) from discontinued operations[1]	—	0.0%	(0.1)	0.0%	—	0.0%	1.1	0.0%
Net income (loss)	73.3	3.7%	68.0	3.9%	458.4	5.4%	243.0	3.5%
Dividends on Preferred Stock	6.0	0.3%	6.0	0.4%	24.0	0.2%	24.0	0.3%
Net income (loss) attributable to common stockholders	$67.3	3.4%	$62.0	3.5%	$434.4	5.2%	$219.0	3.2%

Weighted-average common stock outstanding:
Basic	65.1		70.3		67.1		70.0
Diluted	66.4		71.5		68.4		71.2

Net income (loss) per share:
Basic – Continuing operations	$0.90		$0.78		$5.66		$2.74
Basic – Discontinued operations	—		—		—		0.01
Basic net income (loss) per share	$0.90		$0.78		$5.66		$2.75

Diluted – Continuing operations	$0.88		$0.76		$5.55		$2.69
Diluted – Discontinued operations	—		—		—		0.01
Diluted net income (loss) per share	$0.88		$0.76		$5.55		$2.70

1.On February 10, 2021, the Company completed the sale of its interior products and insulation businesses (“Interior Products”) to Foundation Building Materials Holding Company LLC. Unless otherwise noted, the Company has reflected Interior Products as discontinued operations for all periods presented. The results of operations from the Company’s solar products business (“Solar Products”), which was divested in the fourth calendar quarter of 2021, were included in continuing operations for the three months and year ended December 31, 2021 and were not material to the Company’s overall results.

BEACON ROOFING SUPPLY, INC.
Consolidated Balance Sheets
(In millions)

	December 31,	December 31,
	2022	2021
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$67.7	$225.8
Accounts receivable, net	1,009.1	855.2
Inventories, net	1,322.9	1,161.7
Prepaid expenses and other current assets	417.8	367.2
Total current assets	2,817.5	2,609.9
Property and equipment, net	337.0	256.3
Goodwill	1,916.3	1,777.4
Intangibles, net	447.7	421.0
Operating lease assets	467.6	413.9
Deferred income taxes, net	9.9	61.9
Other assets, net	7.5	8.9
Total assets	$6,003.5	$5,549.3

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$821.0	$794.2
Accrued expenses	448.0	472.1
Current operating lease liabilities	94.5	89.0
Current finance lease liabilities	16.1	6.4
Current portion of long-term debt/obligations	10.0	10.0
Total current liabilities	1,389.6	1,371.7
Borrowings under revolving lines of credit, net	254.9	—
Long-term debt, net	1,606.4	1,612.9
Deferred income taxes, net	0.2	0.8
Non-current operating lease liabilities	382.1	326.3
Non-current finance lease liabilities	67.0	26.0
Total liabilities	3,700.2	3,337.7

Convertible Preferred Stock	399.2	399.2

Stockholders’ equity:
Common stock	0.6	0.7
Undesignated preferred stock	—	—
Additional paid-in capital	1,187.2	1,148.6
Retained earnings	728.8	682.5
Accumulated other comprehensive income (loss)	(12.5)	(19.4)
Total stockholders’ equity	1,904.1	1,812.4
Total liabilities and stockholders’ equity	$6,003.5	$5,549.3

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Cash Flows1
(In millions)

	Year Ended December 31,
	2022	2021
		(Unaudited)
Operating Activities
Net income (loss)	$458.4	$243.0
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	159.2	161.6
Stock-based compensation	27.6	20.5
Certain interest expense and other financing costs	5.2	7.1
Loss on debt extinguishment	—	60.2
Gain on sale of fixed assets and other	(4.1)	(4.8)
Deferred income taxes	30.1	(51.7)
Loss on sale of business	—	27.5
Changes in operating assets and liabilities:
Accounts receivable	(111.4)	(93.3)
Inventories	(117.7)	(224.8)
Prepaid expenses and other current assets	(36.3)	(34.6)
Accounts payable and accrued expenses	(15.2)	68.9
Other assets and liabilities	5.3	(12.9)
Net cash provided by (used in) operating activities	401.1	166.7

Investing Activities
Purchases of property and equipment	(90.1)	(71.8)
Acquisition of business, net	(309.2)	(89.0)
Proceeds from sale of business	—	871.8
Proceeds from sale of assets	5.2	5.4
Investment in available for sale securities	(1.5)	—
Net cash provided by (used in) investing activities	(395.6)	716.4

Financing Activities
Borrowings under revolving lines of credit	2,781.3	250.0
Payments under revolving lines of credit	(2,520.6)	(407.0)
Borrowings under term loan	—	1,000.0
Payments under term loan	(10.0)	(948.4)
Borrowings under senior notes	—	350.0
Payment under senior notes	—	(1,300.0)
Payment of debt issuance costs	—	(20.3)
Payment of call premium	—	(31.7)
Payments under equipment financing facilities and finance leases	(12.1)	(6.2)
Repurchase and retirement of common stock, net	(388.1)	—
Payment of dividends on Preferred Stock	(24.0)	(24.0)
Proceeds from issuance of common stock related to equity awards	16.7	24.4
Payment of taxes related to net share settlement of equity awards	(5.7)	(6.1)
Net cash provided by (used in) financing activities	(162.5)	(1,119.3)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	0.6

Net increase (decrease) in cash and cash equivalents	(158.1)	(235.6)
Cash and cash equivalents, beginning of period	225.8	461.4
Cash and cash equivalents, end of period	$67.7	$225.8

Supplemental Cash Flow Information
Operating cash flows provided by (used in) discontinued operations	$—	$(21.8)
Cash paid during the period for:
Interest	$83.4	$95.1
Income taxes, net of refunds[2]	$157.1	$123.8

1.Unless otherwise noted, amounts include both continuing and discontinued operations.
2.Taxes paid in the year ended December 31, 2022 includes $18.6 million related to the transition period from October 1, 2021 to December 31, 2021. Taxes paid in the year ended December 31, 2021 includes $73.2 million related to the Interior Products divestiture.

BEACON ROOFING SUPPLY, INC.
Consolidated Sales by Line of Business
(Unaudited; in millions)

Sales by Line of Business
	Three Months Ended December 31,				Year-over-Year Change
	2022		2021
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$967.1	49.1%	$919.8	52.4%	$47.3	5.1%
Non-residential roofing products	562.6	28.6%	449.4	25.6%	113.2	25.2%
Complementary building products	439.7	22.3%	385.7	22.0%	54.0	14.0%
	$1,969.4	100.0%	$1,754.9	100.0%	$214.5	12.2%

Sales by Business Day[1,2]
	Three Months Ended December 31,				Year-over-Year Change
	2022		2021
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$15.9	49.1%	$14.8	52.4%	$1.1	6.9%
Non-residential roofing products	9.2	28.6%	7.3	25.6%	1.9	27.1%
Complementary building products	7.2	22.3%	6.2	22.0%	1.0	15.9%
	$32.3	100.0%	$28.3	100.0%	$4.0	14.1%

1.The three-month periods ended December 31, 2022 and 2021 had 61 and 62 business days, respectively.
2.Dollar and percentage changes may not recalculate due to rounding.

Sales by Line of Business
	Year Ended December 31,				Year-over-Year Change
	2022		2021
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$4,217.9	50.0%	$3,591.2	52.7%	$626.7	17.5%
Non-residential roofing products	2,464.3	29.2%	1,739.9	25.5%	724.4	41.6%
Complementary building products	1,747.5	20.8%	1,489.3	21.8%	258.2	17.3%
	$8,429.7	100.0%	$6,820.4	100.0%	$1,609.3	23.6%

Sales by Business Day[1,2]
	Year Ended December 31,				Year-over-Year Change
	2022		2021
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$16.8	50.0%	$14.2	52.7%	$2.6	17.9%
Non-residential roofing products	9.8	29.2%	6.9	25.5%	2.9	42.1%
Complementary building products	6.9	20.8%	5.9	21.8%	1.0	17.9%
	$33.5	100.0%	$27.0	100.0%	$6.5	24.1%

1.The years ended December 31, 2022 and 2021 had 252 and 253 business days, respectively.
2.Dollar and percentage changes may not recalculate due to rounding.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures
(Unaudited; in millions)
Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, specifically:
•Adjusted Operating Expense. We define Adjusted Operating Expense as operating expense, excluding the impact of the adjusting items (as described below).
•Adjusted Net Income (Loss). We define Adjusted Net Income (Loss) as net income (loss) from continuing operations, excluding the impact of the adjusting items (as described below).
•Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) from continuing operations, excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).
We use these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute our non-GAAP financial measures consistently using the same methods each period.
We believe these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.
While we believe that these non-GAAP measures are useful to investors when evaluating our business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusting Items to Non-GAAP Financial Measures
The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):
•Acquisition costs. Represent certain costs related to historical acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs.
•Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of the Interior Products and Solar Products divestitures; costs related to changing our fiscal year end; amortization of debt issuance costs; debt refinancing and extinguishment costs; and abandoned lease costs.
•COVID-19 impacts. Represent costs directly related to the COVID-19 pandemic.
The following table presents the impact and respective location of the adjusting items on our consolidated statements of operations for each of the periods indicated:

	Operating Expense			Non-Operating Expense
	SG&A1	Amorti-zation	Loss on Sale of Business	Interest Expense	Other (Income) Expense	Income Taxes[2]	Total
Three Months Ended December 31, 2022
Acquisition costs	$2.6	$19.3	$—	$1.1	$—	$—	$23.0
Restructuring costs	2.8	—	—	0.3	—	—	3.1
COVID-19 impacts	0.3	—	—	—	—	—	0.3
Total adjusting items	$5.7	$19.3	$—	$1.4	$—	$—	$26.4
Three Months Ended December 31, 2021
Acquisition costs	$0.4	$22.2	$—	$1.0	$—	$—	$23.6
Restructuring costs	2.9	—	22.3	0.3	—	—	25.5
COVID-19 impacts	1.0	—	—	—	—	—	1.0
Total adjusting items	$4.3	$22.2	$22.3	$1.3	$—	$—	$50.1

Year Ended December 31, 2022
Acquisition costs	$6.3	$84.1	$—	$4.0	$—	$—	$94.4
Restructuring costs	8.9	—	—	1.2	—	—	10.1
COVID-19 impacts	2.0	—	—	—	—	—	2.0
Total adjusting items	$17.2	$84.1	$—	$5.2	$—	$—	$106.5
Year Ended December 31, 2021
Acquisition costs	$2.6	$97.8	$—	$5.1	$—	$—	$105.5
Restructuring costs[3]	10.4	2.2	22.3	2.1	60.3	—	97.3
COVID-19 impacts	2.3	—	—	—	—	—	2.3
Total adjusting items	$15.3	$100.0	$22.3	$7.2	$60.3	$—	$205.1

1.Selling, general and administrative expense (“SG&A”).
2.For tax impact of adjusting items, see Adjusted Net Income (Loss) table below.
3.Other (income) expense for the year ended December 31, 2021 includes a loss on debt extinguishment of $60.2 million in connection with the write-off of debt issuance costs and payment of redemption premiums stemming from our refinancing transactions.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted Operating Expense
The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating expense	$389.3	$355.2	$1,532.1	$1,351.5
Acquisition costs	(21.9)	(22.6)	(90.4)	(100.4)
Restructuring costs	(2.8)	(25.2)	(8.9)	(34.9)
COVID-19 impacts	(0.3)	(1.0)	(2.0)	(2.3)
Adjusted Operating Expense	$364.3	$306.4	$1,430.8	$1,213.9

Net sales	$1,969.4	$1,754.9	$8,429.7	$6,820.4
Operating expense as % of sales	19.8%	20.2%	18.2%	19.8%
Adjusted Operating Expense as % of sales	18.5%	17.5%	17.0%	17.8%

Adjusted Net Income (Loss)
The following table presents a reconciliation of net income (loss) from continuing operations, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss) from continuing operations	$73.3	$68.1	$458.4	$241.9
Adjusting items:
Acquisition costs	23.0	23.6	94.4	105.5
Restructuring costs	3.1	25.5	10.1	97.3
COVID-19 impacts	0.3	1.0	2.0	2.3
Total adjusting items	26.4	50.1	106.5	205.1
Less: tax impact of adjusting items[1]	(6.5)	(12.9)	(27.0)	(52.6)
Total adjustments, net of tax	19.9	37.2	79.5	152.5
Adjusted Net Income (Loss)	$93.2	$105.3	$537.9	$394.4

Net sales	$1,969.4	$1,754.9	$8,429.7	$6,820.4
Net income (loss) as % of sales	3.7%	3.9%	5.4%	3.5%
Adjusted Net Income (Loss) as % of sales	4.7%	6.0%	6.4%	5.8%

1.Amounts represent tax impact on adjustments that are not included in our income tax provision (benefit) for the periods presented. The tax impact of adjustments for the three months ended December 31, 2022 and 2021 were calculated using a blended effective tax rate of 24.6% and 25.7%, respectively. The tax impact of adjustments for the year ended December 31, 2022 and 2021 were calculated using a blended effective tax rate of 25.4% and 25.6%, respectively.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted EBITDA
The following table presents a reconciliation of net income (loss) from continuing operations, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss) from continuing operations	$73.3	$68.1	$458.4	$241.9
Interest expense, net	26.3	17.0	86.3	86.7
Income taxes	27.6	20.9	161.3	80.5
Depreciation and amortization	39.0	38.7	159.2	161.5
Stock-based compensation	6.6	2.8	27.6	17.4
Acquisition costs[1]	2.6	0.4	6.3	2.6
Restructuring costs[1]	2.8	25.2	8.9	93.0
COVID-19 impacts	0.3	1.0	2.0	2.3
Adjusted EBITDA	$178.5	$174.1	$910.0	$685.9

Net sales	$1,969.4	$1,754.9	$8,429.7	$6,820.4
Net income (loss) as % of sales	3.7%	3.9%	5.4%	3.5%
Adjusted EBITDA as % of sales	9.1%	9.9%	10.8%	10.1%

1.Amounts represent adjusting items included in SG&A and other income (expense); remaining adjusting item balances are embedded within the other line item balances reported in this table.